Exhibit 10.1

COVANTA HOLDING CORPORATION
20-- NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT is made and entered into as of this __ day of ___, 20__ (the "Effective Date") by and between Covanta Holding Corporation, a Delaware corporation (the "Company"), and __________ ("Awardee"), pursuant to the Covanta Holding Corporation 2014 Equity Award Plan (the "Plan"). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:
1.Awards of Restricted Stock Units. In consideration for the continued service of Awardee as a Director, the Company hereby awards to Awardee, subject to the further terms and conditions set forth in this Agreement, a number of Restricted Stock Units (the "RSUs"), in such amounts and in accordance with the terms set forth in this Section 1. RSUs represent the Company's unfunded and unsecured promise to issue shares of its common stock, $0.10 par value per share (the "Common Stock") at future dates, subject to the terms of this Agreement. Awardee has no rights with respect to the RSUs other than the rights of a general creditor of the Company.
(a)    Annual Award. The Company hereby awards _________ RSUs to Awardee as of the Effective Date (the "Annual Award"), subject to the terms and conditions set forth in this Agreement.
(b)    Elected Awards. If and to the extent a prior election was made by Awardee, the Company will also award RSUs to Awardee (each, an "Elected Award") on each date in 20__ that is on or after the Effective Date in which Board Fees (as defined below) that, but for Awardee's election, would otherwise be payable in cash to Awardee for service as a Director (each, a "Grant Date"); provided that Awardee continues to serve as a Director through such Grant Date and subject to the terms and conditions set forth in this Agreement. "Board Fees" means the portions of the annual cash retainer for Board membership, any annual Board committee chair fees and any other fees that would be payable in cash to a Director for services on the Board as of any applicable Grant Date (absent an election to receive such Board Fees in the form of RSUs). The number of RSUs that shall be issued to Awardee on a Grant Date shall be determined as follows:
(i)    the amount of Board Fees otherwise payable in cash as of each such Grant Date; times
(ii)    the percentage of such Board Fees to be payable in RSUs, as previously elected by Awardee; divided by
(iii)    the Fair Market Value of a share of Common Stock as of each such Grant Date.
2.    No Rights of Stockholder until Conversion. Except as provided in Section 3 hereof, Awardee shall have none of the rights of a stockholder with respect to the RSUs until their conversion into shares of Common Stock in accordance with Section 5 hereof (including any right to vote with respect to the RSUs).
3.    Dividend Equivalents. In the event the Company declares a dividend on its Common Stock, the Company shall pay to Awardee, on any such dividend payment date, an amount in cash equal to the dividend that would have been paid on the RSUs had they been converted into the same number of shares of Common Stock and held by Awardee on the record date of such dividend.
4.    Vesting.
(a)    RSUs granted pursuant to the Annual Award shall be 100% vested on the earlier of (i) the date of the next Annual Meeting of Stockholders or (ii) one year from the Grant Date (the “Annual Award Vesting Date”).
(b)    RSUs granted pursuant to an Elected Award shall be 100% vested on the applicable Grant Date.
5.    Conversion of RSUs into Common Stock. On the Conversion Date(s), as specified below, the RSUs shall be converted into an equivalent number of shares of Common Stock that will be issued to Awardee. Promptly after the Conversion Date, certificates of the corresponding shares of Common Stock shall be delivered to Awardee.
(a)    Annual Award Conversions.

Number of RSUs Subject to Annual Award	Conversion Date

(b)    Elected Award Conversions.

RSUs Subject to 20__ Elected Awards	Conversion Date

(c)    Notwithstanding the foregoing, in the event of a Change in Control that constitutes a "change in control event" as described in Treas. Reg. §1.409A-3(a)(5), the Conversion Date for all RSUs shall be the date of such Change in Control.
6.    Transferability. Notwithstanding anything contained in this Agreement to the contrary, RSUs are not transferable or assignable by Awardee until the RSUs have been converted into shares of Common Stock as set forth in Section 5 hereof.
7.    Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the RSUs, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement. Any securities, awards or rights issued pursuant to this Section 7 shall be subject to the same restrictions as the underlying RSUs to which they relate.
8.    Tax Withholding. As a condition to the award of RSUs hereunder, Awardee agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that Awardee recognizes as a result of (i) the vesting of the RSUs pursuant to Section 4 hereof or (ii) the conversion of the RSUs into shares of Common Stock pursuant to Section 5 hereof. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Awardee. In addition, Awardee may elect, unless otherwise determined by the Compensation Committee, to satisfy the withholding requirement by having the Company withhold RSUs or shares of Common Stock with a Fair Market Value, as of the date of such withholding, sufficient to satisfy the withholding obligation.
9.    Registration. This grant is subject to the condition that if at any time the Board or Compensation Committee shall determine, in its discretion, that the listing of the shares of Common Stock corresponding to the RSUs subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Compensation Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.
10.    Rights of Awardee. In no event shall the granting of the RSUs or the acceptance of the RSUs by Awardee confer upon Awardee any right to continue as a Director.
11.    Construction.
(a)    Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.
(b)    Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 12(c) of the Plan, this Agreement may be amended by the Board or Compensation Committee at any time.
(c)    Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.
(d)    Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 11(d). Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 445 South Street, Morristown, New Jersey 07960 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to Awardee shall be addressed to Awardee or such other person or persons at the address shown below Awardee's name on the signature page hereof.
(e)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.
(f)    Section 409A Compliance. This Agreement is intended to be a nonqualified deferred compensation arrangement that complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and shall be interpreted and operated consistent with such intent. If any ambiguity exists in the terms of this Agreement, it shall be interpreted with this purpose.

(g)    Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.
COVANTA HOLDING CORPORATION
By:
Title

Accepted this _______________ day of
___________________________, 20__

AWARDEE'S ADDRESS:

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